MASON STREET ADVISORS, LLC

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

August 18, 2014

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Investment Advisory Fees and/or Expenses Relating to the

Money Market Portfolio

Ladies and Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“Series Fund”) regarding the investment advisory fee for the Series Fund’s Money Market Portfolio (“Portfolio”). Effective August 30, 2014, MSA voluntarily agrees to waive its investment advisory fees and/or reimburse expenses in excess of the Portfolio’s daily yield so as to maintain a zero or positive yield for the Portfolio. The parties understand and agree that the waiver is voluntary, and that it may be rescinded in full or in part by MSA at any time, in its sole discretion, upon prior notice to the Controller of NMSF.

This letter supersedes all prior agreements between the parties relating to the same matters.

Very truly yours,

MASON STREET ADVISORS, LLC

By:	/s/ RONALD P. JOELSON
Name:	Ronald P. Joelson
Title:	President

Agreed to and accepted:

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ KATE M. FLEMING
Name:	Kate M. Fleming
Title:	President